Exhibit 3.2

AMENDED AND RESTATED CODE OF REGULATIONS

OF

MYERS INDUSTRIES, INC.

(As amended through April 29, 2021)

ARTICLE I

SHAREHOLDERS

Section 1. Annual Meeting

The Annual Meeting of Shareholders of the Company for the election of Directors, the consideration of financial statements and other reports to be laid before such meeting, and the transaction of such other business as may be brought before such meeting shall be held on such date and at such hour during the fourth calendar month following the close of the fiscal year of the corporation as may be designated by the Board of Directors, the Chairman of the Board or the President and specified in the notice of the meeting. Upon due notice there may also be considered and acted upon at an Annual Meeting any matter which could properly be considered and acted upon at a Special Meeting.

Section 2. Special Meetings

Special Meetings of Shareholders of the Company may be held on any business day when called by the Chairman of the Board, the President, the Board of Directors acting at a meeting, a majority of the Directors acting without a meeting, or persons who hold fifty per cent (50%) of all shares outstanding and entitled to vote thereat. Upon request in writing delivered either in person or by registered mail to the President or the Secretary by any persons entitled to call a Meeting of Shareholders, such Officer shall forthwith cause to be given to the Shareholders entitled thereto the requisite notice of a meeting to be held on the specified date, as provided in Section 4 of this Article I. If such notice is not given within forty-five (45) days after the delivery or mailing of such request, the persons calling the meeting may fix the time of the meeting and give notice thereof in the manner provided by law or as provided in these Regulations, or cause such notice to be given by any designated representative. Calls for Special Meetings shall specify the purpose or purposes thereof, and no business shall be considered at any such meeting other than that specified in the call therefor.

Section 3. Place of Meetings

Meetings of Shareholders shall be held at any place within or without the State of Ohio or, if authorized by the Board of Directors, solely by means of communication equipment as authorized by law.

Section 4. Notice of Meetings -- Waiver

Not less than seven (7) nor more than sixty (60) days before the date fixed for a Meeting of Shareholders, written notice stating the time, place and purposes of such meeting shall be given by or at the direction of the Chairman of the Board, the President, the Secretary, an Assistant Secretary, or any other person required or permitted by these Regulations to give such notice. The notice shall be given by personal delivery, by mail or in any manner provided for under Ohio law, to each Shareholder entitled to notice of the meeting who is of record as of the date next preceding the day on which notice is given, or, if another date thereof is duly fixed, of record as of said date. Such notice shall be addressed to the Shareholder at his address as it appears on the records of the Company, and such notice shall be deemed to have been given on the day provided for under Ohio law, or if mailed when deposited in the mail. If said record date shall fall on a holiday, the record date should be taken as of the close of business on the next preceding day which is not a holiday.

Notice of the time, place and purposes of any Meeting of Shareholders may be waived by any Shareholder in writing, either before or after the holding of such meeting, which writing shall be filed with and entered upon the records of the meeting, or by his attendance at any such meeting without protesting the lack of proper notice prior to or at the commencement of such meeting.

Section 5. Quorum -- Adjournment

At any meeting of Shareholders, the holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or by proxy, shall constitute a quorum for such meeting; provided, however, that no action required by law, the Amended and Restated Articles of Incorporation or these Regulations to be authorized or taken by the holders of a designated proportion of shares of the Company may be authorized or taken by a lesser proportion.

The holders of a majority of the voting shares represented at the meeting, whether or not a quorum is present, may adjourn such meeting from time to time without notice other than by announcement at the meeting. If any meeting is adjourned, notice of adjournment need not be given if the time and place to which it is adjourned are fixed and announced at such meeting, except as otherwise provided in Article III.

Section 6. Proxies

A person who is entitled to attend a Shareholders' Meeting, to vote thereat or to execute consents, waivers or releases may be represented at such meeting or vote thereat, and execute consents, waivers and releases, and exercise any of his rights by proxy or proxies appointed by a writing signed by such person as provided by the laws of the State of Ohio.

Section 7. Financial Reports

At the Annual Meeting, there shall be laid before the Shareholders a financial statement, which may be consolidated, consisting of:

1.

A Balance Sheet containing a summary of the assets, liabilities, stated capital and surplus (showing separately any capital surplus arising from unrealized appreciation of assets, other capital surplus, and earned surplus) of the Company as of a date not more than four (4) months before the date of such meeting; and

2.

A Statement of Profit and Loss and Surplus, including a summary of profits, dividends paid, and other changes in the surplus accounts of the Company, for the year ending with the date of such Balance Sheet.

An Opinion signed by the President or a Vice President or Treasurer, or Assistant Treasurer, or by a public accountant or firm of public accountants, shall be appended to such financial statement to the effect that the financial statement presents fairly the position of the Company and the results of its operations in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding period, or such other Opinion as is in accordance with sound accounting practice.

Section 8. Organization of Meetings

(a)	The Board of Directors shall determine from time to time the Officer who shall preside at all Meetings of Shareholders.
(b)

The Secretary or Assistant Secretary shall act as secretary and keep the minutes of all meetings and in the absence of the Secretary and Assistant Secretary, the presiding Officer at the meeting shall appoint any other Officer to act in his place.

(c)

At each meeting an alphabetically arranged list or classified list of Shareholders of record who are entitled to vote as of the applicable record date, showing their respective addresses and the number and class of shares held by each, shall be produced by the Secretary, Assistant Secretary or the particular agent having charge of the transfer of the shares. This list, when certified by such Officer or agent, shall be prima facie evidence of the ownership or the facts shown therein.

Section 9. Inspectors of Election

The Directors, in advance of any Meeting of Shareholders, may appoint any person(s) as an Inspector of Election to act at such meeting or any adjournments thereof If Inspector(s) are not so appointed, the Officer or person acting as Chairman of any such meeting may and on the request of any Shareholder or his proxy shall make such appointment.

In case any person appointed as Inspector fails to appear or act, the vacancy may be filled by appointment made by the Directors in advance of the meeting, or at the meeting by the Officer or person acting as Chairman.

If there are three (3) or more Inspectors, the decision, act or certification of a majority of them shall be effective in all respects as the decision, act or certification of all.

The Inspector(s) shall determine the number of shares outstanding, the voting rights with respect to each of the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and factual effect of the proxies; receive votes, ballots, consents, waivers or releases; hear and determine all matters of challenges, ownership and questions arising in connection with the voting; count and tabulate all votes, consents, waivers and releases; determine and announce the result; and do such other acts as are proper to conduct the election or vote with fairness to all Shareholders.

On request, the Inspector(s) shall make a report in writing on any question or matter determined by them and execute a certification of any fact found by them. The certification of the Inspector(s) shall be prima facie evidence of the facts stated therein and of the results of the voting as certified by them.

Section 10. Voting

In all cases except where otherwise provided by statute, the Amended and Restated Articles of Incorporation or these Regulations, every Shareholder entitled to vote shall be entitled to cast one vote, in person or by proxy, on each proposal submitted to the meeting for each share held of record by him on the record date for the determination of the Shareholders entitled to vote at such meeting, and at any meeting at which a quorum is present all questions and business which shall come before the meeting shall be determined by the vote of the holders of a majority of such voting shares as are represented in person or by proxy.

Section 11. Advance Notice of Shareholder Proposals

(a)Subject to the rights of the holders of any class or series of preferred stock of the Company, only proposals properly brought before the meeting in accordance with the following procedures shall be considered or acted upon at any Annual Meeting of the Shareholders of the Company. A proposal for consideration by the Shareholders of the Company at an Annual Meeting may be made only by the Board of Directors (or a committee of the Board of Directors delegated such authority) or a Shareholder of the Company that complies with the procedures and requirements set forth in this Section 11. In addition, a proposal for consideration by the Shareholders of the Company will only be considered or acted upon at an Annual Meeting if the proposal is otherwise proper for consideration under applicable law, the Amended and Restated Articles of Incorporation of the Company, and these Regulations. The procedures and requirements with respect to a proposal to nominate a candidate for election as a Director of the Company shall be governed by the provisions of Section 12 and not this Section 11. The provisions of this Section 11 shall apply to all proposals for consideration by the Shareholders of the Company that are not made by or through the Board of Directors (or an authorized committee thereof) regardless of whether the person submitting such proposal is seeking to have the proposal included in the Company's proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or whether such person intends to prepare and mail to the Shareholders of the Company its own proxy statement soliciting approval of such proposal; provided, however, that nothing contained in this Section 11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or any successor provision of law.

(b)A Shareholder may submit a proposal for consideration by the Shareholders of the Company at an Annual Meeting only if written notice of such intention is received by the Corporate Secretary of the Company, either by personal delivery or by United States mail, postage prepaid, and received at the Company’s principal executive offices not less than ninety (90) nor more than one hundred twenty (120) days prior to the one year anniversary date of the immediately preceding Annual Meeting of Shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within sixty (60) days before or after such anniversary date, notice by the Shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an Annual Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described hereinabove. For purposes of this Section 11, public disclosure of the date of a meeting shall be deemed to be first given to the Shareholders when disclosure of such date is first made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(c)The notice to be provided by a Shareholder pursuant to this Section 11 must contain the following undertakings and information regarding such Shareholder and the proposal. The Shareholder submitting such notice is referred to as the "Proponent".

(i)the name and address of the Proponent;

(ii)a representation that the Proponent is a holder of record or beneficial owner of shares of the Company entitled to vote at the meeting and intends to appear in person at the meeting to propose such matter;

(iii)a description of any agreement, arrangement or understanding with respect to such proposal between or among the Proponent and any of its affiliates or associates, and any other persons acting in concert with any of the foregoing (including the names of all such persons);

(iv)a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, the Proponent of any of its affiliates or associates as of the date of the Proponent's notice delivered in accordance with this Section 11, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any of its affiliates or associates with respect to shares of the Company (including the names of all persons involved in any such agreement, arrangement or understanding);

(v)as of the date of the Proponent's notice delivered in accordance with this Section 11, the class and number of shares of the Company that are owned both beneficially and of record (segregated by beneficial ownership, record ownership and owner) by the Proponent or by any person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above (including the name of the record holder of any such shares beneficially owned);

(vi)a representation that, not later than ten (10) days following the later of the record date or the date notice of the record date is first publicly disclosed by the Company, the Proponent will provide the Company with written notice of any change as of the record date for the meeting with respect to the information disclosed in response to clauses (iii), (iv) and (v) above;

(vii)a representation as to whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of the Company's outstanding shares and/or otherwise to solicit proxies from Shareholders of the Company in support of the proposal;

(viii)such other information concerning the Proponent and each person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above as would be required to be disclosed in a proxy statement soliciting proxies for the approval of such proposal, or that is otherwise required to be disclosed, under the rules of the Securities and Exchange Commission;

(ix)the text of the proposal desired to be brought before the meeting, including any resolution intended to be voted upon by the Shareholders at the meeting;

(x)in the event the proposal relates to an amendment to the Company's Articles of Incorporation or these Regulations, the text of such amendment;

(xi)a brief description of the proposal and the reasons for presenting the proposal at the meeting; and

(xii)any material interest of the Proponent in the proposal, including any anticipated benefit to the Proponent, any of its affiliates or associates or any person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above.

Section 12. Advance Notice of Director Nominations

(a)Subject to the rights of the holders of any class or series of preferred stock of the Company, only persons who are nominated in accordance with the following procedures or the procedures set forth in Section 13 of this Article I shall be eligible for election as Directors of the Company. Nominations for the election of Directors may be made only by the Board of Directors (or a committee of the Board of Directors delegated such authority) or a Shareholder of the

Company that complies with the procedures and requirements set forth in this Section 12 or in Section 13. The procedures and requirements with respect to a proposal other than to nominate a candidate for election as a Director of the Company shall be governed by the provisions of Section 11 and not this Section 12 or Section 13. The provisions of this Section 12 shall apply to all nominations of a candidate for election as a Director of the Company that are not made by or through the Board of Directors (or an authorized committee thereof) or in accordance with the provisions of Section 13, regardless of whether the person submitting such nomination intends to prepare and mail to the Shareholders of the Company its own proxy statement soliciting support for such nominee.

(b)A Shareholder may nominate a candidate for election as a Director of the Company if written notice of such intention is received by the Corporate Secretary of the Company, either by personal delivery or by United States mail, postage prepaid, and received at the Company's principal executive offices (i) in the case of an Annual Meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one year anniversary date of the immediately preceding Annual Meeting of Shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within sixty (60) days before or after such anniversary date, notice by the Shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs; and (ii) in the case of a Special Meeting of Shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the Special Meeting was mailed or public disclosure of the date of the Special Meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an Annual Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described hereinabove. For purposes of this Section 12, public disclosure of the date of a meeting shall be deemed to be first given to the Shareholders when disclosure of such date is first made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(c)The notice to be provided by a Shareholder pursuant to this Section 12 must contain the following undertakings and information regarding such Shareholder and each such proposed nominee. The Shareholder submitting such notice is referred to as the "Proponent".

(i)the name and address of the Proponent;

(ii)a representation that the Proponent is a holder of record or beneficial owner of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the candidate specified in such notice;

(iii)a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proponent and any of its affiliates or associates, and any other persons acting in concert with any of the foregoing (including the names of all such persons);

(iv)a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, the Proponent of any of its affiliates or associates as of the date of the Proponent's notice delivered in accordance with this Section 12, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any of its affiliates or associates with respect to shares of the Company (including the names of all persons involved in any such agreement, arrangement or understanding);

(v)as of the date of the Proponent's notice delivered in accordance with this Section 12, the class and number of shares of the Company that are owned both beneficially and of record (segregated by beneficial ownership, record ownership and owner) by the Proponent or by any person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above (including the name of the record holder of any such shares beneficially owned);

(vi)a representation that, not later than ten (10) days following the later of the record date or the date notice of the record date is first publicly disclosed by the Company, the Proponent will provide the Company with written notice of any change as of the record date for the meeting with respect to the information disclosed in response to clauses (iii), (iv) and (v) above;

(vii)a representation as to whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of the Company's outstanding shares and/or otherwise to solicit proxies from Shareholders of the Company in support of such nomination;

(viii)such other information concerning the Proponent and each person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee as a director in an election contest (even if an election contest is not anticipated), or that is otherwise required to be disclosed, under the rules of the Securities and Exchange Commission;

(ix)the name, age, business address and residence address of each nominee;

(x)the principal occupation or employment of each nominee;

(xi)the information required by clauses (iii), (iv) and (v) above with respect to each nominee;

(xii)the executed written consent of each nominee consenting to being nominated as a candidate for election as a Director of the Company, consenting to being named in the Company's proxy statement as a nominee (if determined by the Company to be so qualified), and consenting to serve as a Director of the Company if elected;

(xiii)a completed and signed director questionnaire from each nominee, in the form available by written request to the Company's Corporate Secretary;

(xiv)such other information concerning each nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not anticipated), or that is otherwise required to be disclosed, under the rules of the United States Securities and Exchange Commission; and

(xv)a representation from each nominee agreeing to furnish to the Company such other information as it may reasonably require to determine the eligibility of the nominee to serve as an independent director of the Company or that could be material to a reasonable Shareholder's understanding of the independence, or lack thereof, of the nominee.

Section 13. Proxy Access

(a)Information Included in Proxy Materials. Subject to the provisions of this Section 13, whenever the Board of Directors solicits proxies with respect to the election of Directors at an Annual Meeting of Shareholders, the Company shall include in its proxy statement for such meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name of, together with the Required Information (as defined below) for, any person nominated for election (a “Shareholder Nominee”) to the Board of Directors by a shareholder or by a group of not more than 20 Shareholders that (i) satisfies the requirements of this Section 13 (such individual shareholder or shareholder group, including each member thereof, to the extent the context requires, an “Eligible Shareholder”) and (ii) expressly requests in the notice required by this Section 13 (the “Notice of Proxy Access Nomination”) to have the Shareholder Nominee included in the Company’s proxy materials pursuant to this Section 13. The Company shall also include the name of any such Shareholder Nominee on the form of proxy for such Annual Meeting, subject to the provisions of this Section 13. For purposes of this Section 13, the “Required Information” that the Company shall include in its proxy statement is the information provided by the Eligible Shareholder to the secretary of the Company concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Company’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Shareholder so elects, a written statement, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 13, the Company may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation. Notwithstanding anything to the contrary in this Section 13, the Company shall not be required pursuant to this Section 13 to include any information regarding a Shareholder Nominee in its proxy materials for any meeting of Shareholders for which any person is engaging in a solicitation within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a Director at such meeting other than Shareholder Nominees or nominees of the Board of Directors.

(b)Shareholder Nominee Notice Period. The Company shall only be required to include information regarding a Shareholder Nominee in its proxy materials with respect to an

Annual Meeting of Shareholders if the Notice of Proxy Access Nomination relating to the Shareholder Nominee is delivered to, or mailed to and received by, the secretary of the Company no earlier than 120 days and no later than 90 days (the “Final Proxy Access Nomination Date”) before the anniversary of the date of the previous year’s Annual Meeting of Shareholders; provided, however, that if the Company did not hold an Annual Meeting during the previous year, or if the date of the Annual Meeting has changed by more than 30 calendar days from the previous year’s date, or if the registrant is holding a Special Meeting or conducting an election of directors by written consent in lieu of an Annual Meeting, then the Eligible Shareholder must deliver the Notice of Proxy Access Nomination to the Company a reasonable time before the Company issues its proxy materials, as specified by the Company in a Current Report on Form 8-K filed pursuant to Item 5.08.

(c) Maximum Number of Shareholder Nominees. The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that the Company shall be required to include in its proxy materials with respect to an Annual Meeting of Shareholders shall not exceed the greater of (i) two, or (ii) 20% of the total number of members of the Company’s Board of Directors as of the Final Proxy Access Nomination Date rounded to the closest whole number below 20% (the “Nominee Limit”); provided, however, that if one or more vacancies occur on the Company’s Board of Directors after the Final Proxy Access Nomination Date but before the date of the Annual Meeting and the Board of Directors reduces the size of the board in connection therewith, the Nominee Limit shall be calculated based on the reduced number of Directors. Any individual nominated by an Eligible Shareholder for inclusion in the Company’s proxy materials pursuant to this Section 13 who is either subsequently withdrawn or nominated by the Board of Directors as a Board of Directors nominee for election as a Director shall be counted as a Shareholder Nominee for purposes of calculating the Nominee Limit. Any Eligible Shareholder that submits more than one Shareholder Nominee for inclusion in the Company’s proxy materials shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Company’s proxy materials in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders exceeds the Nominee Limit. If the number of Shareholder Nominees submitted by Eligible Shareholders exceeds the Nominee Limit, the highest ranked Shareholder Nominee who meets the requirements of this Section 13 of each Eligible Shareholder will be included in the Company’s proxy materials proceeding in order of the amount (largest to smallest) of common shares of the Company each Eligible Shareholder owns for purposes of this Section 13 until the Nominee Limit is reached. If the Nominee Limit is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 13 from each Eligible Shareholder has been selected for inclusion in the Company’s proxy materials, this process shall be repeated until the Nominee Limit is reached.

(d)Removal of Shareholder Nominees from Proxy Materials. If a Shareholder Nominee dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a Director prior to the Annual Meeting, the Company may, to the extent feasible, remove the name of the Shareholder Nominee and the Statement from its proxy statement, remove the name of the Shareholder Nominee from its form of proxy and/or otherwise communicate to its Shareholders that the Shareholder Nominee will not be eligible for nomination at the Annual Meeting.

(e) Determination of Ownership of Common Shares. For purposes of this Section 13, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of Company common stock as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding common shares of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares; provided, however, that a shareholder shall not be deemed to relinquish voting rights pertaining to shares as to which such shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by such shareholder. For purposes of this Section 13, the terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding common shares of the Company are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of this Section 13, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(f)Common Share Ownership Requirements. To make a nomination pursuant to this Section 13, an Eligible Shareholder (i) must own (as defined in Section 13(e)) at least three percent (the “Required Ownership Percentage”) of the outstanding shares of common stock of the Company (the “Required Shares”) continuously for at least three years (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the secretary of the Company and the record date for determining the Shareholders entitled to vote at the Annual Meeting and (ii) must continue to own the Required Shares through the date of the Annual Meeting.

(g)Information Required in Notice of Proxy Access Nomination. An Eligible Shareholder (including each member of any group of Shareholders that together is an Eligible Shareholder hereunder) must provide the following information in writing to the secretary of the Company within the time period specified in Section 13(b) for delivering the Notice of Proxy Access Nomination:

(i) one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the secretary of the Company, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares;

(ii) the Eligible Shareholder’s agreement to provide, within five business days after the record date for the Annual Meeting, written statements from such record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date;

(iii) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(iv) (a) the name, age, principal occupation or employment and business address and residence address of each Shareholder Nominee submitted by the Eligible Shareholder, (b) the class and number of shares of capital stock of the Company owned by each such Shareholder Nominee, including shares beneficially owned and shares held of record, and (c) any other information relating to each such Shareholder Nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(v) a written representation and agreement executed by each Shareholder Nominee submitted by the Eligible Shareholder acknowledging that the Shareholder Nominee (a) understands his or her duties as a director under the Ohio General Corporation Law and agrees to act in accordance with those duties while serving as a Director, (b) is not and shall not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a Director of the Company, will act or vote as a Director on any issue or question, (c) is not and shall not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such Shareholder Nominee’s candidacy for Director of the Company or service or action as a Director of the Company, (d) if elected as a Director of the Company, shall comply with all applicable laws and stock exchange listing standards and the Company’s policies and guidelines applicable to directors and (e) shall provide facts, statements and other information in all communications with the Company and its Shareholders that are or shall be true and correct in all material respects and do not and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(vi) the written consent of each Shareholder Nominee to (a) be named in the proxy materials as a nominee, (b) serve as a Director if elected and (c) the public disclosure of the information provided pursuant to Section 13(g)(iv);

(vii)with respect to the Eligible Shareholder (including each member of any group of Shareholders that together is an Eligible Shareholder hereunder) providing the Notice of Proxy Access Nomination:

(a) the name and address of the Eligible Shareholder;

(b) the class and number of shares of capital stock of the Company owned (as defined in Section 13(e)) by the Eligible Shareholder or its affiliates as of the date of the Notice of Proxy Access Nomination, and the Eligible Shareholder’s agreement that it shall notify the Company in writing within five business days after the record date for the Annual Meeting of the class and number of shares of capital stock of the Company owned by the Eligible Shareholder as of the record date for the Annual Meeting;

(c) the name of each nominee holder of shares of capital stock of the Company owned beneficially but not of record by the Eligible Shareholder or its affiliates and the number of such shares of capital stock of the Company held by such nominee holder, and the Eligible Shareholder’s agreement that it shall notify the Company in writing within five business days after the record date for the Annual Meeting of the class and number of shares of capital stock of the Company owned beneficially but not of record by the Eligible Shareholder and the number of such shares of capital stock of the Company held by such nominee holder as of the record date for the Annual Meeting;

(d) a representation that the Eligible Shareholder intends to be present in person or by proxy at the Annual Meeting to present its nomination of the Shareholder Nominee;

(e) a description of any agreement, arrangement or understanding (whether or not in writing) with respect to the nomination between such Eligible Shareholder and any other person, including, without limitation, any agreements that would be required to be described or reported pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the Eligible Shareholder), and the Eligible Shareholder’s agreement that it shall notify the Company in writing within five business days after the record date for the Annual Meeting of any such agreement, arrangement or understanding in effect as of the record date for the Annual Meeting;

(f) a description of any derivative instrument, swap, option, warrant, short interest, hedge or profit interest that has been entered into by or on behalf of such Eligible Shareholder with respect to any shares of capital stock of the Company (including the notional number of shares that are the subject thereof) and a description of any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock) that has been made by or on behalf of such Eligible Shareholder, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of stock price changes for, such Eligible Shareholder or to increase or decrease the voting power or pecuniary or economic interest of such Eligible Shareholder with respect to capital stock of the Company (including the notional number of shares that are the subject of such transaction, agreement, arrangement or understanding), and the Eligible

Shareholder’s agreement that it shall notify the Company in writing within five business days after the record date for the Annual Meeting of any such transaction, agreement, arrangement or understanding in effect as of the record date for the Annual Meeting;

(g) any other information relating to the Eligible Shareholder that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and

(h) the written consent of such Eligible Shareholder to the public disclosure of the information provided pursuant to this Section 13(g)(vii).

(viii) a written representation that the Eligible Shareholder (including each member of any group of Shareholders that together is an Eligible Shareholder hereunder) (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have such intent, (b) presently intends to maintain qualifying ownership of the Required Shares through the date of the Annual Meeting, (c) has not nominated and shall not nominate for election to the Board of Directors any person other than the Shareholder Nominee(s) being nominated by such Eligible Shareholder pursuant to this Section 13, (d) has not engaged and shall not engage in, and has not and shall not be a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a Director at the Annual Meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (e) shall not distribute to any shareholder any form of proxy for the Annual Meeting other than the form distributed by the Company, (f) agrees to comply with all applicable laws and regulations applicable to any solicitation in connection with the Annual Meeting, and (g) shall provide facts, statements and other information in all communications with the Company and its Shareholders that are or shall be true and correct in all material respects and do not and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(ix) an undertaking that the Eligible Shareholder (including each member of any group of Shareholders that together is an Eligible Shareholder hereunder) agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Shareholders of the Company or out of the information that the Eligible Shareholder provided to the Company and (B) indemnify and hold harmless the Company, and each of its directors, officers and employees individually, against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 13.

(h)Additional Required Information. At the request of the Company, each Shareholder Nominee must submit to the secretary of the Company all completed and signed questionnaires required of directors and officers of the Company. The Company may request such additional information as necessary to permit the Board of Directors to determine if each Shareholder Nominee is independent under the listing standards of each principal U.S. exchange upon which the common shares are listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors.

(i) Irrevocable Resignation. Each Shareholder Nominee must provide to the secretary of the Company, within the time period specified in Section 13(b) for delivering the Notice of Proxy Access Nomination, an irrevocable resignation from the Board of Directors that shall become effective upon a determination by the Board of Directors or any committee thereof that (i) the information provided to the Company by the Shareholder Nominee individual pursuant to Section 13(g)(v) was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) the Shareholder Nominee, or the Eligible Shareholder that nominated the Shareholder Nominee, breached any obligations owed to the Company under these Regulations.

(j) Notification and Correction of Defects in Information Provided. In the event that any information or communications provided by the Eligible Shareholder or the Shareholder Nominee to the Company or its Shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the secretary of the Company of any defect in such previously provided information and of the information that is required to correct any such defect.

(k) Exclusion of Shareholder Nominees. The Company shall not be required to include, pursuant to this Section 13, a Shareholder Nominee in its proxy materials for any meeting of Shareholders:

(i) if the Eligible Shareholder (or any member of any group of Shareholders that together is such Eligible Shareholder) who has nominated such Shareholder Nominee has engaged or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a Director at the Annual Meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors;

(ii)if the Shareholder Nominee is or becomes a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such Shareholder Nominee’s candidacy for Director of the Company or service or action as a Director of the Company;

(iii) who is not independent under the listing standards of the principal U.S. exchange upon which the common shares of the Company are listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Company’s directors, in each case as determined by the Board of Directors;

(iv) whose election as a member of the Board of Directors would cause the Company to be in violation of these Regulations, the Company’s articles of incorporation, as amended, the rules and listing standards of the principal U.S. exchange upon which the common shares of the Company are listed, or any applicable state or federal law, rule or regulation;

(v) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years;

(vii) if such Shareholder Nominee or the applicable Eligible Shareholder (or any member of any group of Shareholders that together is such Eligible Shareholder) provides information to the Company in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof; or

(viii) the Eligible Shareholder (or any member of any group of Shareholders that together is such Eligible Shareholder) or applicable Shareholder Nominee fails to comply with its obligations pursuant to this Section 13.

(l) Invalid and Disregarded Nominations. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the Annual Meeting of Shareholders shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Company, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder (or any member of any group of Shareholders that together is such Eligible Shareholder) breaches its or their obligations under this Section 13, as determined by the Board of Directors or the chairman of the Annual Meeting, or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting of Shareholders to present any nomination pursuant to this Section 13.

(m) Ineligible Shareholder Nominees. Any Shareholder Nominee who is included in the Company’s proxy materials for a particular Annual Meeting of Shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the Annual Meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Shareholder Nominee’s election, shall be ineligible to be a Shareholder Nominee pursuant to this Section 13 for the following two Annual Meetings.

ARTICLE II

BOARD OF DIRECTORS

Section 1. General Powers

Except where the law, the Amended and Restated Articles of Incorporation or these Regulations require action to be authorized or taken by Shareholders, all of the authority of the Company shall be exercised by the Board of Directors.

Section 2. Number of Directors

The Board of Directors of the Company, none of whom need be Shareholders, shall consist of not less than seven (7) nor more than fifteen (15) members. Without amendment of these Regulations, the number of Directors may be fixed or changed (i) by the Directors, or (ii) at any Annual or Special Meeting of Shareholders called for that purpose at which a quorum is present, by the affirmative vote of the holders of a majority of the shares which are represented at the meeting and entitled to vote on such proposal, but no reduction in the number of Directors shall of itself have the effect of shortening the term of any incumbent Director.

Section 3. Election of Directors

Directors shall be elected at the Annual Meeting of Shareholders, but when the Annual Meeting is not held or Directors are not elected thereat, they may be elected at a Special Meeting of Shareholders called and held for that purpose.

Except as provided in Article II, Section 4 and in the following paragraph, each director shall be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. The following shall not be votes cast: (a) a share whose ballot is marked as withheld; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the meeting for which a shareholder gives no authority or direction.

In a contested election, the directors shall be elected by the vote of a plurality of the votes cast. A contested election is one in which (i) a shareholder has complied with the requirements of Article I, Section 12 regarding one or more nominees, or an Eligible Shareholder has complied with the requirements of Article I, Section 13 regarding one or more nominees, and (ii) prior to the date that notice of the meeting is given, the Board has not made a determination that none of the candidacies of the shareholder or Eligible Shareholder’s nominees creates a bona fide election contest.

The following procedures apply in a non-contested election. A nominee who does not receive a majority vote shall not be elected. Except as otherwise provided in this paragraph, an incumbent director not elected because he or she does not receive a majority vote shall continue to serve as a holdover director until the earliest of (x) 90 days after the date on which an inspector determines the voting results as to that director; (y) the date on which the Board appoints an individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board pursuant to Article II, Section 4, or (z) the date of the director’s resignation. Any vacancy resulting from the nonelection of a director under this Section 3 may be filled by the

Board as provided in Section 4. The Corporate Governance and Nominating Committee will consider promptly whether to fill the office of a nominee failing to receive a majority vote and make a recommendation to the Board about filling the office. The Board will act on the Corporate Governance and Nominating Committee’s recommendation and, within ninety (90) days after the certification of the shareholder vote, will disclose publicly its decision. Except as provided in the next sentence, no director who failed to receive a majority vote for election will participate in the Corporate Governance and Nominating Committee recommendation or Board decision about filling his or her office. If no director receives a majority vote in an uncontested election, then the incumbent directors (a) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (b) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected.

Section 4. Term of Office and Vacancies

The term of office of each Director shall be one (1) year and Directors shall hold office until the Annual Meeting of Shareholders next succeeding their election at which their term of office expires and until their successors are elected and qualified, or until their earlier resignation, removal from office, or death. Any Director may resign at any time by oral statement to that effect made at a meeting of the Board or in a writing to that effect delivered to the Secretary or Assistant Secretary, such resignation to take effect immediately or at such other time as the Director may specify.

In the event of the occurrence of any vacancy or vacancies in the Board of Directors irrespective of the reason therefor, the remaining Directors, though less than a majority of the whole authorized number of Directors, may upon vote of a majority of their number fill such vacancy for the unexpired term.

Section 5. Meetings

As soon after each Annual Meeting of Shareholders as practicable, the Directors shall hold an organizational meeting for the purpose of electing Officers and the transaction of any other business. Other meetings of the Board may be held at any time upon the call of the Chairman of the Board, the President, or any two (2) Directors. Meetings of the Board may be held within or without the State of Ohio. Notice of the time and place of each meeting of the Board shall be given to each Director as provided for under Ohio law, at least two (2) days before the meeting, which notice need not specify the purposes of the meeting. Unless otherwise specifically stated in the notice thereof any business may be transacted at any meeting of the Board.

Notice of any meeting of the Board may be waived by any Director in writing, either before or after such meeting, or by his attendance at any such meeting without protesting the lack of proper notice prior to or at the commencement of such meeting. If any meeting is adjourned, notice of the adjournment need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

Section 6. Action of Directors Without a Meeting

Any action which may be taken at a meeting of the Board or at a meeting of a Committee of Directors may be taken without a meeting if approved and authorized by a writing or writings signed by all the Directors or members of the Committee, respectively, which writing or writings shall be filed or entered upon the records of the Company.

Section 7. Quorum

Four (4) Directors shall be necessary to constitute a quorum for the transaction of business at a meeting, provided that a majority of the Directors at a meeting duly held, whether or not a quorum exists, may adjourn such meeting form time to time.

The act of a majority of the Directors present at a meeting at which a quorum is present is the act of the Board unless the act of a greater number is required by the Amended and Restated Articles of Incorporation or these Regulations.

Section 8. Committees

The Board of Directors may from time to time appoint three (3) or more Directors to constitute one or more Committees of Directors. The resolution establishing each such Committee shall specify a designation by which it shall be known and shall fix its purpose, powers, authority and duration of existence. The Board of Directors may delegate to any such Committee any of the authority of the Board, however conferred, other than that of filling vacancies among the Directors or in any Committee of Directors.

The Board of Directors may likewise appoint one or more Directors as alternate members of any such Committee, who may take the place of any absent member or members at any meeting of such Committee.

Each such Committee and each member thereof shall serve at the pleasure of the Board of Directors, shall act only in the intervals between meetings of the Board, and shall be subject to the control and direction of the Board. All actions taken by any such Committee shall be reported in writing to the Board at its first meeting thereafter.

An act or authorization of any act by any such Committee within the authority delegated to it by the resolution establishing it shall be effective for all purposes as the act or authorization by the Board of Directors.

In every case, the affirmative vote of a majority of its members at a meeting, or the written consent of all of the members of any such Committee without a meeting, shall be necessary for the approval of any action.

In particular, the Board of Directors may create an Executive Committee in accordance with the foregoing provisions of this Section. If created, the Executive Committee shall possess and may exercise all of the powers of the Board in the management and control of the business of the Company during the intervals between meetings of the Board subject to the foregoing provisions of this Section. The Chairman of the Executive Committee shall be determined by the

Board of Directors from time to time. All action taken by the Executive Committee shall be reported in writing to the Board of Directors at its first meeting thereafter.

Section 9. Compensation

For his attendance at each meeting of the Board of Directors or of a Committee of Directors, or for other services rendered, each Director shall receive such reasonable compensation, reimbursement for expenses, and other benefits as the Board shall from time to time determine and irrespective of any personal interest of any of them. The Board shall also have authority to provide for reimbursement for expenses and to establish reasonable compensation and other benefits for services rendered to the Company by each Officer and may delegate such authority to one or more Officers or Directors.

ARTICLE III

RECORD DATES

For any lawful purpose including without limitation the determination of the Shareholders who are entitled to:

1.	receive notice of or to vote at a Meeting of Shareholders,
2.	receive payment of any dividend or distribution,
3.	receive or exercise rights of purchase of or subscription for, or exchange or conversion or, shares or other securities, subject to contract rights with respect thereto, or
4.	participate in the execution of written consents, waivers or releases,

the Board of Directors may fix a record date which shall not be a date earlier than the date on which the record date is fixed and, in the cases provided for in clauses (1), (2) and (3) above, shall not be more than sixty (60) days preceding the date of the Meeting of Shareholders, or the date fixed for the payment of any dividend or distribution, or the date fixed for the receipt or the exercise of rights, as the case may be. The record date for the purpose of the determination of the Shareholders who are entitled to receive notice of or to vote at a Meeting of Shareholders shall continue to be the record date for all adjournments of such meeting, unless the Board of Directors or the persons who shall have fixed the original record date shall, subject to the limitations set forth in this Article, fix another date. In case a new record date is so fixed, notice thereof and of the date to which the meeting shall have been adjourned shall be given to Shareholders of record as of such date in accordance with the same requirements as those applying to a meeting newly called. The Board of Directors may close the share transfer books against transfers of shares during the whole or any part of the period provided for in this Article, including the date of the Meeting of Shareholders and the period ending with the date, if any, to which adjourned.

ARTICLE IV

OFFICERS

Section 1. General Provisions, Powers and Duties

The Board of Directors may elect a Chairman of the Board and a Controller and shall elect a President, one or more Vice Presidents, a Secretary and a Treasurer, and such other Officers as the Board may from time to time deem necessary. The Chairman of the Board shall be a Director. Any two (2) or more of such offices may be held by the same person, but no Officer shall execute, acknowledge, attest or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged, attested or verified by two (2) or more Officers.

All Officers, as between themselves and the Company, shall respectively have such authority and perform such duties as are customarily incident to their respective offices, and as may be specified from time to time by the Board of Directors, regardless of whether such authority and duties are customarily incident to such offices. In the absence of any Officer of the Company, or for any other reason the Board may deem sufficient, the Board may delegate from time to time the powers or duties of such Officer, or any of them, to any other Officer or to any Director.

The Board may from time to time delegate to any Officer authority to appoint and remove subordinate Officers and to prescribe their authority and duties.

Since the lawful purposes of the Company include the acquisition and ownership of real property, personal property and property in the nature of patents, copyrights and trademarks and the protection of the Company's property rights in its patents, copyrights and trademarks, each of the Officers of the Company is empowered to execute any power of attorney necessary to protect, secure, or vest the Company's interest in and to real property, personal property and its property protectable by patents, trademarks and copyright registrations and to secure such patents, copyrights and trademark registrations.

Section 2. Term of Office and Vacancies

The elected Officers of the Company shall hold office until the succeeding organizational meeting of the Board of Directors and until their successors are elected, except in case of resignation, death, removal or retirement. The Board of Directors may remove any Officer at any time, with or without cause, by a majority vote of the members of the Board then in office. Any vacancy in any office may be filled by the Board of Directors.

Section 3. Chairman of the Board

The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors, and shall have such authority and perform such duties as the Board may determine.

Section 4. President

The President shall preside at all meetings of the Board of Directors in the absence of the Chairman of the Board unless otherwise determined by the Board. The President shall have such authority and perform such duties as the Board of Directors may determine.

Section 5. Chief Executive Officer

The Board of Directors shall determine from time to time which Officer shall be designated as the Chief Executive Officer of the Company. Subject to directions of the Board of Directors, he shall have general executive supervision of the property, business and affairs of the Company, and shall see that all orders and recommendations of the Board are carried into effect.

Section 6. Vice Presidents

The Vice President or Vice Presidents shall have such authority and shall perform such duties as may be delegated to them by the Chief Executive Officer or as may be determined by the Board of Directors. In case of the disability or absence of the President, or in case of a vacancy existing in the office of the President, a Vice President shall be designated by the Board of Directors to perform all duties and possess all of the authority of the President until such time as a new President is elected by the Board.

Section 7. Secretary

The Secretary shall keep the minutes of the meetings of Shareholders and of the Board of Directors and the Executive Committee (unless otherwise directed by the Executive Committee). He shall keep such books as may be required by the Board of Directors, give such notice of Shareholders' meetings and Board meetings as may be required by law or these Regulations, and perform such other duties as the Shareholders or the Board may determine.

Section 8. Treasurer

The powers and duties of the Treasurer shall be to keep safe all moneys of the Company which may be deposited from time to time with the Treasurer, and to pay out said moneys in such manner as may be prescribed by the Board of Directors, and generally to do and perform all such other duties as pertain to his office and as may be determined by the Board.

Section 9. Controller

The Controller shall be the chief accounting officer of the Company. He shall prepare such accounting statistics, records and reports as may be prescribed by the Board of Directors, and generally do and perform all such other duties as determined by the Board.

Section 10. Assistant Officers

The Board of Directors may elect one or more Assistant Secretaries, Assistant Treasurers and/or Assistant Controllers, who shall have such powers and perform such duties as directed by their respective principal Officers or as the Board may determine.

Section 11. Other Officers

All other Officers shall have such powers and perform such duties as the Board of Directors may determine.

ARTICLE V

CERTIFICATES FOR SHARES

Section 1. Certificates for Shares

Each holder of shares is entitled to one or more certificates for shares of the Company in such form not inconsistent with law and the Amended and Restated Articles of Incorporation as shall be approved by the Board of Directors. Each such certificate shall be signed by the Chairman of the Board or the President, and by the Secretary or Assistant Secretary or the Treasurer or Assistant Treasurer of the Company, which certificate shall certify the number and class of shares held by each Shareholder in the Company, but no certificates for shares shall be executed or delivered until such shares are fully paid.

When such a certificate is countersigned by an incorporated transfer agent or registrar, the signature or any of said Officers of the Company may be a facsimile, engraved, stamped or printed.

Although any Officer of the Company, whose manual or facsimile, engraved, stamped or printed signature is affixed to such a certificate ceases to be such Officer before the certificate is delivered, such certificate shall be effective in all respects when delivered.

Section 2. Transfer of Shares

Shares of the Company shall be transferable upon the books of the Company by the holders thereof in person or by a duly authorized attorney upon surrender and cancellation of certificates for a like number of shares of the same class of shares, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of authenticity of the signatures to such assignment and power of transfer as the Company or its agents may reasonably require.

Section 3. Lost, Stolen or Destroyed Certificates

The Company may issue a new certificate for shares in place of any certificate or certificates heretofore issued by the Company alleged to have been lost, stolen or destroyed and upon the making of an affidavit of that fact by the person claiming the certificate of stock to have been lost, stolen or destroyed.

When authorizing such issues of a new certificate or certificates, the Board of Directors may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representatives, to attest the same in such manner as it shall require and to give the Company a bond in such sum and containing such terms as the Board may direct as indemnity against any claim that may be made against the Company with respect to the certificate or certificates alleged to have been lost, stolen or destroyed.

Section 4. Transfer Agents and Registrars

The Board of Directors may appoint or revoke the appointment of transfer agents and registrars and may require all certificates for shares to bear the signature of such transfer agents and registrars or any of them.

The Board of Directors shall have authority to make all such rules and regulations as it may deem expedient concerning the issuance, transfer and registration of certificates for shares of the Company.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The Company shall indemnify any director or officer and any former director or officer of the Company and any such director or officer who is or has served at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. The indemnification provided for herein shall not be deemed to restrict the right of the Company (i) to indemnify employees, agents and others to the extent not prohibited by such law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, joint venture, partnership, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

ARTICLE VII

FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and shall remain as fixed until changed by resolution of the Board from time to time.

ARTICLE VIII

CANCELLATION OF FORMER CODES OF REGULATIONS

This Amended and Restated Code of Regulations supersedes all Code of Regulations and amendments theretofore adopted.

ARTICLE IX

EMERGENCY REGULATIONS

The Directors may adopt, either before or during an emergency, as that term is defined by the General Corporation Law of Ohio, any emergency regulations permitted by the General Corporation Law of Ohio which shall be operative only during such an emergency. In the event the Board of Directors does not adopt any such emergency regulations, the special rules provided in the General Corporation Law of Ohio shall be applicable during an emergency as therein defined.

ARTICLE X

AMENDMENTS

The Company may amend, change or add to this Amended and Restated Code of Regulations for any lawful purpose (i) to the extent permitted by Chapter 1701 of the Ohio General Corporation Law, by the Directors or (ii) by the vote or written consent of the holders of record of shares entitling them to exercise a majority of the voting power of the Company in respect of any such amendment, change or addition; provided, however, that if any such amendment, change or addition is adopted by written consent without a meeting of the Shareholders, the Secretary shall enter any such amendment, change or addition in the records of the Company and provide a copy thereof to each Shareholder of record who would have been entitled to vote thereon and did not participate in the adoption thereof in any manner provided for under Ohio law.

ARTICLE XI

OHIO CONTROL SHARE ACT

The provisions of Section 1701.831 of the Ohio Revised Code, as amended, requiring shareholder approval of control share acquisitions, as defined in Section 1701.01(Z) of such Code, as amended, shall not be applicable to the Company.

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